February 16, 2012	71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com
CDF Funding, Inc. 5595 Trillium Boulevard Hoffman Estates, Illinois 60192

Re:	CDF Funding, Inc. Registration Statement on Form S-3

We have acted as special counsel for CDF Funding, Inc., a Delaware corporation (“CDF Funding” or the “Registrant”), in connection with (a) the filing by CDF Funding, as registrant with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the “Act”), of a Registration Statement on Form S-3 (Registration No. 333-158937) (as amended, the “Registration Statement”), registering asset-backed notes secured by the interest of GE Dealer Floorplan Master Note Trust, a Delaware statutory trust (the “Trust”), in various receivables and related assets, and (b) the offering of the Class A Asset-Backed Notes, Series 2012-1 (the “Notes”) detailed in the related base prospectus for Series 2012-1 dated February 13, 2012 (the “Base Prospectus”) and the related prospectus supplement dated February 14, 2012 (the “2012-1 Prospectus Supplement” and together with the Base Prospectus, the “2012-1 Prospectus”), filed by the Registrant pursuant to Rule 424(b) of the Act. The Notes will be issued pursuant to a master indenture (as may be amended, modified or supplemented, the “Master Indenture”), between the Trust and Deutsche Bank Trust Company Americas (successor in interest to Wilmington Trust Company), as indenture trustee (the “Indenture Trustee”), as supplemented by a Series 2012-1 Indenture Supplement to be dated on or about February 22, 2012 (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), between the Trust and the Indenture Trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Master Indenture.

We have examined executed copies of the Registration Statement, the Master Indenture, a form of the Indenture Supplement, the Trust Agreement, the First Tier Agreement, the Second Tier Agreement, and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”). We are familiar with the proceedings taken by the Registrant in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York, the Delaware General Corporation Law and the Delaware Statutory Trust Act and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. We have assumed that the purchase price for the Notes will be paid to CDF Funding by the underwriters named in the Prospectus.

Mayer Brown LLP operates in combination with other Mayer Brown Entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

February 16, 2012

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;
B.	The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein;
C.	All parties to the Transaction Documents (other than the Registrant and the Trust) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents;
D.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Transaction Documents have been duly authorized by all necessary organizational proceedings on the part of all parties (other than the Registrant and the Trust) to each such document, and (ii) the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than the Registrant and the Trust), enforceable against such parties in accordance with their respective terms; and
E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes are in proper form, and when executed, authenticated and delivered as specified in the Indenture and delivered against the payment of consideration specified in the Underwriting Agreement, such Notes will be legal and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

Mayer Brown llp

February 16, 2012

We hereby consent to the filing of this letter as part of the Registrant’s Current Report on Form 8-K, dated of even date herewith for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the 2012-1 Prospectus Supplement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Respectfully submitted, /s/ Mayer Brown LLP Mayer Brown LLP